As filed with the Securities and Exchange Commission on June 3, 2005

Registration No. 333-95901

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post Effective Amendment No. 1 To

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IRON MOUNTAIN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	23-2588479
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

745 Atlantic Avenue, Boston, Massachusetts 02111

(617) 535-4766

(Address of Principal Executive Offices including zip code)

IRON MOUNTAIN INCORPORATED EXECUTIVE DEFERRED COMPENSATION PLAN

IRON MOUNTAIN/ATSI 1995 STOCK OPTION PLAN

IRON MOUNTAIN INCORPORATED 1995 STOCK INCENTIVE PLAN

IRON MOUNTAIN INCORPORATED 1998 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

C. Richard Reese

Chairman of The Board of

Directors and Chief Executive Officer

Iron Mountain Incorporated

745 Atlantic Avenue

Boston, Massachusetts 02111

(617) 535-4766

(Name, address and telephone number of agent for service)

COPY TO:

William J. Curry, Esq.

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts 02109

(617) 338-2800

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 under the Securities Exchange Act of 1933, as amended, shall apply to this registration statement.

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

This Post-Effective Amendment No. 1 (this “Amendment”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Iron Mountain Incorporated, a Delaware corporation (“Iron Mountain DE” or the “Company”), which is the successor to Iron Mountain Incorporated, a Pennsylvania corporation (“Iron Mountain PA”), following a statutory merger effective May 27, 2005 (the “Merger”) for the purpose of changing Iron Mountain PA’s state of incorporation. Prior to the Merger, Iron Mountain DE had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, Iron Mountain DE succeeded by operation of law to all of the assets and liabilities of Iron Mountain PA. The Merger was approved by the shareholders of Iron Mountain PA at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In accordance with Rule 414 under the Securities Act, Iron Mountain DE, as successor issuer to Iron Mountain PA, hereby expressly adopts this registration statement on Form S-8 (File No. 333-95901) (the “Registration Statement”), as amended, as its own for all purposes of the Securities Act and the Exchange Act.

The information contained in this Amendment sets forth the additional information necessary to reflect any material changes made in connection with or resulting from the Merger, or necessary to keep this Registration Statement, as amended, from being misleading in any material respect.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information; Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information required by these items will be given to employees participating in the Iron Mountain Incorporated Executive Deferred Compensation Plan, the Iron Mountain/ATSI 1995 Stock Option Plan, the Iron Mountain Incorporated 1995 Stock Incentive Plan and the Iron Mountain Incorporated 1998 Employee Stock Purchase Plan (the “Plans”) and are not required to be filed with the Securities and Exchange Commission as part of the registration statement or as an exhibit thereto.

Employees participating in the Plans may obtain a copy of the Plans or the documents incorporated by reference in Item 3 of Part II below, at no cost by writing or telephoning us at: 745 Atlantic Avenue, Boston, Massachusetts 02111, (617) 535-4799, Attention: Investor Relations. These documents are also incorporated by reference in the Section 10(a) prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by the Company with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in and made a part of this Registration Statement, as of their respective dates:

(a)               The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 16, 2005;

(b)               The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 9, 2005;

(c)               The Company’s Current Reports on Form 8-K, filed on April 5, 2005 and May 27, 2005;

(d)               The Company’s definitive proxy statement on Schedule 14A, filed on April 27, 2005; and

(e)                The description of the Company’s common stock contained in the registration statement on Form 8-A filed on May 27, 1997 (File No. 1-13045), as amended by the Amendment No. 1 to Form 8-A filed on June 3, 2005 and all further amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in the manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article 12 of the Company’s bylaws provides indemnification to directors and officers for all actions taken by them and for all failures to take action to the fullest extent permitted by Delaware law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative or investigative. Article 12 also permits the Company, by action of its board of directors, to indemnify employees and other agents of the Company to the same extent as directors and officers. Amendments, repeals or modifications of Article 12 can only be prospective and no such change may reduce the limitations of director’s liability or limit indemnification or advancement of expenses unless adopted by the unanimous vote of all of the directors then serving or the affirmative vote of the holders of a majority of the outstanding shares of stock of the Company entitled to vote in elections of directors. Article 12 further permits the Company to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Delaware law against any such expenses, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware or other law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of Sullivan & Worcester LLP.*
23.1	Consent of Sullivan & Worcester LLP (contained in the opinion of Sullivan & Worcester LLP filed herewith as Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP (Iron Mountain Incorporated).*
23.3	Consent of RSM Robson Rhodes LLP (Iron Mountain Europe Limited (f/k/a Britannia Data Management Limited)).*

____________________

*filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)               To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)              To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Company pursuant to Section

13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2)               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)               The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 3rd day of June, 2005.

IRON MOUNTAIN INCORPORATED

By:	/s/ John F. Kenny, Jr.
John F. Kenny, Jr.
Executive Vice President
Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act, this Post Effective Amendment No. 1 has been signed below by the following persons on behalf of the Company in the capacities indicated on the 3rd day of June, 2005.

Signature	Title	Date
* C. Richard Reese	Chairman, Chief Executive Officer, President and Director	June 3, 2005
* John F. Kenny, Jr.	Executive Vice President, Chief Financial Officer and Director	June 3, 2005
* Jean A. Bua	Senior Vice President and Corporate Controller (Principal Accounting Officer)	June 3, 2005
* Clarke H. Bailey	Director	June 3, 2005
* Constantin R. Boden	Director	June 3, 2005

* Kent P. Dauten	Director	June 3, 2005
* B. Thomas Golisano	Director	June 3, 2005
* Arthur D. Little	Director	June 3, 2005
* Vincent J. Ryan	Director	June 3, 2005

* By: /s/ John F. Kenny, Jr.

John F. Kenny, Jr.

ATTORNEY-IN-FACT PURSUANT TO THE

POWERS OF ATTORNEY SET FORTH IN THE

REGISTRATION STATEMENT.